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                                                                   Exhibit 10-VV



                           NATIONAL STEEL CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN

1. Purpose. This Plan is established, effective January 1, 1990, and has been restated on the date set forth on the last page hereof, effective as of January 1, 2000, for the purpose of providing certain employees of National Steel Corporation with benefits which would otherwise be provided under the National Steel Retirement Savings Plan and the National Steel Corporation Retirement Program but for reductions or restrictions to such benefits required by Federal law. Specifically, this Plan will provide Participants with supplemental benefits to compensate for loss of benefits that would otherwise have been payable under (1) the Retirement Savings Plan were it not for restrictions on Participants, elective contributions and/or Company matching contributions under sections 402(g), 401(k), 401(m), 401(a)(17) and 401(a)(30) of the Code and on annual additions under section 415 of the Code, and (2) the Retirement Program were it not for any reduction to pension earnings due to section 401(a)(17) of the Code and the deferral of compensation under this Plan. This program is to be unfunded and is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

2.   Definitions.

     (a) "Account" shall mean the account of Excess Salary Reduction Amounts, Company Matching Contributions and earnings thereon, credited with respect to each Participant and established solely as a bookkeeping entry.
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     (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Committee" shall mean the committee appointed by the Company's Board of Directors to administer this Plan.

     (d)  "Company" shall mean the National Steel Corporation.

     (e) "Company Matching Contribution" shall mean the amount credited to a Participant's Account under Section 3(b).

     (f) "Excess Salary Reduction Amount" shall mean the amount credited to a Participant's Account under Section 3(a).

     (g) "Parity Plan" shall mean the National Steel Corporation ERISA Parity Plan, as it may be amended from time to time.

     (h) "Participant" shall mean any employee of the Company designated by the Company's Board of Directors as eligible to participate in the Plan who completes such documentation as may be required by the Committee as a condition of participation.

     (i) "Plan" shall mean this National Steel Corporation Executive Deferred Compensation Plan as described herein.

     (j) "Present Value" shall mean the present value of a benefit based on mortality factors set forth in the UP-1984 Mortality Table and interest at the rate for immediate or deferred annuities (whichever is applicable) which would be used (as of the date of the distribution) by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

     (k) "Retirement Program" shall mean the National Steel Corporation Retirement Program, as it may be amended from time to time.

     (l) "Retirement Savings Plan" shall mean the National Steel Retirement Savings Plan, as it may be amended from time to time.

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     (m)  "Supplemental Pension" shall mean the supplemental pension benefit as determined under Section 3(e).

     (n) "Total Amount Payable" shall mean a Participant's vested interest in the amount credited to his Account and in his Supplemental Pension.

3.   Plan Benefits.

     (a) Excess Salary Reduction Amounts. Each Participant may elect to defer an Excess Salary Reduction Amount for any month in a calendar year following the last month in such calendar year that the Participant is permitted to defer elective contributions to the Retirement Savings Plan for such calendar year by reason of the legal restrictions described in Section 1 of this Plan. The amount of a Participant's Excess Salary Reduction Amount for any such month shall be the percentage of his compensation (as defined in the Retirement Savings Plan without regard to the limits on compensation under section 401(a)(17) of the Code) for such month that he elects to defer under this Plan for such calendar year. Deferral elections under this Plan shall be made before the first day of the calendar year to which they apply, shall be irrevocable, and shall specify a percentage of the Participant's monthly compensation that does not exceed the maximum percentage of compensation permitted for deferral elections under the Retirement Savings Plan. As soon as practicable following the last day of each calendar month for which a Participant defers an Excess Salary Reduction Amount, the Company shall credit that Excess Salary Reduction Amount to such Participant's Account.

     (b) Company Matching Contributions. As soon as practicable following the last day of each calendar month for which a Participant defers an Excess Salary Reduction Amount, the Company shall credit to such Participant's Account a Company Matching Contribution equal to the matching percentage in effect under the Retirement Savings Plan for such month multiplied by the Participant's Excess Salary Reduction Amount for such month to the extent it does not exceed 5% of his regular compensation for such month (as defined in the Retirement Savings Plan without regard to the limits on compensation under section 401(a)(17) of the Code). As soon as

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          practicable following the last day of each calendar year, the Company shall reduce each Participant's Account by the amount of any Company matching contributions credited for such calendar year to the Participant's account under the Retirement Savings Plan for a month for which the Participant deferred no elective contributions to the Retirement Savings Plan.

     (c)  Earnings.

          (i) For purposes of measuring the earnings or losses credited to his Account, each Participant who has not become entitled to payment of benefits under Section 6(a) of the Plan may select, from among the mutual funds available from time to time under the Retirement Savings Plan, the investment media in which all or part of his Account shall be deemed to be invested.

          (ii) The Participant shall make an investment designation in the form and manner prescribed by the Committee or its designee, which shall remain effective until another valid designation has been made by the Participant as herein provided. The Participant may amend his investment designation at such times and in such manner as prescribed by the Committee or its designee. A timely change to the Participant's investment designation shall become effective as soon as administratively practicable in accordance with procedures established by the Committee or its designee.

          (iii) The investment media deemed to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant's Account that may be deemed to be invested in any particular medium, shall be the same as available or in effect from time-to-time under the Retirement Savings Plan.

          (iv) Except as provided below, the Participant's Account shall be deemed to be invested in accordance with his investment designations, and the Account shall be credited with earnings (or losses) as if invested as directed by the Participant. If -

               (A) the Participant does not furnish complete investment instructions, or

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               (B)  the investment instructions from the Participant are
                    unclear,

               then the Account shall be credited with earnings at a rate equal to the rate of earnings for the money market fund under the Retirement Savings Plan for the same time period. The Accounts maintained pursuant to this Plan are for bookkeeping purposes only and the Company is under no obligation to invest such amounts.


     (d) Hardship Distributions. The Company shall debit each Participant's Account by the amount of any financial hardship distribution pursuant to Section 6(b).

     (e) Supplemental Pension. A Participants' Supplemental Pension shall be equal to:

          (i) Present Value of the benefit that would have been payable to the Participant under the Retirement Program calculated (1) on the basis of earnings (as defined in the Retirement Program) determined without regard to the limit on annual compensation under section 401(a)(17) of the Code or the exclusion under the Retirement Program of compensation deferred under this Plan, (2) without regard to any applicable maximum benefit limitation under section 415 of the Code, and (3) in the case of a Participant who is a participant in the National Steel Corporation 1992 Key Management Retirement Window Program, as if the Participant were eligible to retire with a 1992 window retirement under the Retirement Program; reduced by

          (ii) the Present Value of the benefit payable to the Participant under the National Steel Corporation 1992 Key Management Retirement Window Program (assuming, in the case of a Participant who retires under that Program before reaching age 55 and before completing 30 years of Service (as such term is defined in the Retirement Program), that the benefit payable under that Program will not be reduced in the future on account of benefits paid under the Retirement Program); further reduced by

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          (iii) in the case of a Participant other than a Participant who retires under the National Steel Corporation 1992 Key Management Window Retirement Program before reaching age 55 and before completing 30 years of Service (as such term is defined in the Retirement Program), the Present Value of the benefit payable to the Participant under the Retirement Program; further reduced by

          (iv) the Present Value of the benefit payable to the Participant under the Parity Plan; further reduced by

          (v) the Present Value of any payment(s) to the Participant under an individual employment agreement or other arrangement with the Company that is intended, directly or indirectly, in whole or in part, to provide supplemental pension benefits in excess of the limits imposed by sections 401(a)(17) or 415 of the Code on benefits under the Retirement Program;

          all determined as of the later of (1) the earliest date the Participant could elect to receive benefits under the Retirement Program (determined, in the case of a Participant who is a participant in the National Steel Corporation 1992 Key Management Retirement Window Program, as if the Participant were eligible to retire with a 1992 window retirement under the Retirement Program), or (2) the date of the Participant's separation from service.

4.   Vesting.

     (a) A Participant's interest in the amount credited to his Account shall be fully vested except as provided in Section 5 of this Plan.

     (b) A Participant shall have a vested interest in his Supplemental Pension to the extent he has a vested interest in benefits under the Retirement Program except as provided in Section 5 of this Plan.

     (c) A Participant's interest in his Supplemental Pension shall become fully vested in the event of his death or his total and permanent disability, as determined by the Committee in its sole discretion.

5.   Forfeiture.

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     (a)  A Participant shall forfeit his right to that portion of his Account allocable to Company Matching Contributions and earnings thereon, and his right to a Supplemental Pension if the Participant:

          (i) terminates employment with the Company voluntarily, as determined by the Committee in its sole discretion, (1) prior to attaining age 55, or (2) after attaining age 55 but before attaining age 62 without the approval of the Committee, which approval may be granted before or after termination of the Participant's employment; or

          (ii) terminates employment with the Company involuntarily under circumstances where the Company has requested or demanded such termination.

6.   Payment of Benefits.


     (a) The Total Amount Payable shall be paid to a Participant in accordance with Section 7 upon his total and permanent disability (as determined by the Committee in its sole discretion), retirement or other separation from service; provided, however, that such amount shall instead be paid upon the Participant's attainment of age 65 if (i) the Participant separates from service before age 65, (ii) at the time the Participant first became a Participant he elected to have payment deferred to age 65, and (iii) the Participant has not separated from service under circumstances that cause a forfeiture of benefits pursuant to Section 5.

     (b) Notwithstanding paragraph (a) above, in the sole discretion of the Committee, benefits may be paid prior to separation from service in the case of an unforeseen emergency which arises from factors beyond the Participant's control and creates a severe financial hardship that cannot reasonably be relieved by reimbursement from insurance or the Participant's personal resources, provided that a Participant shall not take part in any decision concerning such a distribution. No amount shall be payable in the case of such a hardship if there exists any amount which may be withdrawn (whether or not on account of hardship) from the Retirement Savings Plan, and the amount payable may not exceed the lesser of the amount credited to a Participant's Account or the amount needed by the Participant because of the hardship.

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     (c)  A death benefit shall be paid to the Participant's beneficiary in accordance with Section 7 upon the Participant's death. Such death benefit shall be equal to 100% of the undistributed amount credited to the Participant's Account and 50% of the Participant's undistributed Supplemental Pension plus any earnings thereon. The Participant's beneficiary shall be his spouse if he is married at the time of his death. If the Participant is not married at the time of his death, his beneficiary shall be any person or entity so designated by him in writing on forms provided by the Committee or, in the absence of any such designation, his estate.

7.   Form of Payments.

     (a) At the time a Participant first becomes a Participant he shall elect whether the Total Amount Payable shall be paid in a single sum or in five, ten or fifteen approximately equal annual installments. The Company shall pay the Participant such amount in the manner he has elected; provided, however, that:

          (i) the Total Amount Payable shall be paid in a single sum distribution as soon as practicable after the Participant's separation from service if the Participant separates from service under circumstances that cause a forfeiture pursuant to Section 5;

          (ii) the Company in its sole discretion may pay the Total Amount Payable in a single sum distribution as soon as practicable after the Participant's separation from service if such amount is not more than $10,000 at the time the Participant separates from service; and

          (iii) the Committee in its sole discretion may change the form of payment elected by the Participant if payment has commenced and the Participant experiences a financial hardship which would otherwise have permitted a distribution under Section 6(b).

     (b) The death benefit under Section 6(c) shall be paid to the Participant's beneficiary, if other than his estate, in the same manner as the Participant elected to have benefits paid to himself. Any death benefit payable to the Participant's estate shall be paid in a single sum as soon as practicable after the Participant's death.

     (c) After payment of benefits has commenced, any undistributed portion of the Total Amount Payable, or any undistributed portion of the death benefit

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          payable to a Participant's beneficiary shall be credited with earnings as determined in Section 3(c) of the Plan.

8. Source of Funds. This Plan shall be unfunded and payment of benefits hereunder shall be made from the general assets of the Company. Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of the Company and shall be subject to the claims of its general creditors. Each Participant shall be a general creditor of the Company to the extent of the value of his or her benefit accrued hereunder, but he or she shall have no right, title, or interest in any specific asset that the Company may set aside or designate as intended to be applied to the payment of benefits under this Plan.

9. Amendment and Termination. The Company reserves the right to amend this Plan at any time and from time to time in any fashion, and to terminate it at will, by action of the Company's Board of Directors. However, to the extent that the Company has the assets with which to pay such benefits, the Company guarantees to the Participant (and to persons becoming entitled to benefits under this Plan by reason of the death of the Participant) the payment of benefits accrued hereunder as of the date the Plan is so amended or terminated, subject to the terms and conditions set forth herein.

10. Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant or the beneficiary. Neither the Participant nor his beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which either of them may expect to receive, contingently or otherwise, under this Plan. In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any claim that may arise out of the Company's compliance with an order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

11. Administration. This Plan shall be administered by the Committee, which shall be responsible for the interpretation of the Plan and establishment of the rules and regulations governing Plan administration, including without limitation rules for correction or remediation of administrative errors resulting in exclusion of or failure to provide appropriate benefits to otherwise eligible Participants. Any decision or action made or taken by the Committee, arising out of or in

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     connection with the construction, administration or interpretation of the
     Plan or of its rules and regulations, shall be conclusive and binding upon all Participants, subject only to (i) review and modification by the Company's Chairman and Chief Executive Officer, if such review is requested by a Participant, and (ii) such review by a court of competent jurisdiction as is permitted by the Employee Retirement Income Security Act of 1974, as amended. In making any such decision or taking any such action, the Committee or the Chairman and Chief Executive Officer shall have full and complete discretion and authority to make eligibility determinations, construe provisions of the Plan and resolved factual issues. All expenses of administering the Plan shall be paid by the Company and shall not affect the Participants' right to or amount of benefits.

12. No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

13. Applicable Law. This Plan shall be construed under the laws of the State of Indiana.


          IN WITNESS WHEREOF, the foregoing Plan is adopted this ____ day of ________________,1999.


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